Exhibit 10.4
October 31, 2006
To:    Jeffrey Janus
From:    International Stem Cell Corporation
Dear Jeff:
The following sets for the terms of your proposed employment with International Stem Cell Corporation (“ISCC”). ISCC hereby offers you employment with ISCC on the terms and conditions set forth below, such employment to commence October 31, 2006. As referred to herein, “ISCC” shall include the public entity of which ISCC expects to become a wholly owned subsidiary (the “Parent”) through a pending “reverse merger takeover (the “RTO”) and Lifeline Cell Technology, LLC, as the context requires.
1.
You will be President of ISCC and Lifeline and report directly to the Boards of Directors of those entities. Your duties and responsibilities will include leadership and management of the ISCC’s and Lifeline’s research and product development, marketing, product production, and sales. Responsibilities may be added, removed or otherwise modified, as the Board deems necessary. It is expected that Jeff Krstich will continue to be the CEO of ISCC and that you and he will function in collaboration rather than in a senior/subordinate role. At such time as Lifeline ceases to be a wholly owned subsidiary, these roles may be modified as needed.

2.	You will serve on the Boards of both ISCC and Lifeline.
3.
You will receive a base salary of $220,000, payable semi-monthly. Your status will be salary exempt. In anticipation of your collaborative relationship to the CEO, your base salary shall at all times during the 24 months hereafter be not less than that paid to the CEO of ISCC, but bonuses may be based on different standards reflecting your differing areas of primary responsibility. You will be entitled to 15 days paid vacation each year, accruing on a monthly basis. You will be eligible for coverage under such group health plan and other benefits as the Company provides to comparable employees, as they are established. (A group health plan is now being established and is expected to be in place prior to your commencement date. You will be paid a bonus of $50,000 on or before December 31, 2007 if milestones mutually agreed between you and Board of ISCC are met. Because you are already a significant shareholder, you will not receive any additional stock options at commencement of employment, but will be eligible for future stock option awards based on performance and results as President of ISCC and Lifeline without regard or deduction for your existing stock ownership. Options will vest monthly over a 4-year term.

4.
If you are requested to relocate to San Diego County, California. Your actual moving expenses will be reimbursed up to a maximum of $25,000. Additional reasonable relocation expenses incurred by you may be reimbursed to you upon consideration and approval by the Board of Directors of Lifeline. In the event that you are required to move a second time, ISCC will pay all reasonable moving costs associated with such move and, if such move is required within 2 years of your move to San Diego County, ISCC will reimburse you for your moving costs and any actual loss in value upon the sale of your home in San Diego County in an amount not to exceed $200,000, provided such home is placed on the market at or near the time of such relocation.

5.
Employment with ISCC or Parent is at the mutual consent of the employee and the company. Accordingly, while the company has every hope that employment relationships will be mutually beneficial and rewarding, employees and the company retain the right to terminate the employment relationship at will, at any time, with or without cause. However, termination pay equal to 12 months of the initial base salary shall be paid in the event of termination by the company for any reason other than “for cause”, as customarily defined. Please note that no individual has the authority to make any contrary agreement or representation. Accordingly, this constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship. How will the termination pay be paid? Over time, lump sum?

6.
You agree to abide by the Company’s policies and procedures, including those set forth in a Company Employee Handbook when such document is drafted. You will be required to sign the signature page of this Employee Handbook when it is completed.

7.
For a period of one year after your termination of employment for any reason, you agree not to, directly or indirectly, hire, attempt to hire, induce or entice the hire of or interview for hire any employee of ISCC or Lifeline or any former employee who had been an employee at any time during the one year period prior to your termination.

8.
You further agree that you will upon termination of employment, return to ISCC and Lifeline all books, records, computer files, manuals, customer lists and other written, typed, printed, or electronic materials, whether furnished by ISCC or Lifeline or prepared by you, which contain any information relating to the ISCC or Lifeline businesses, and you further agree that you will neither make nor retain copies of such materials after termination of employment.

9.
If you voluntary terminate your employment under this Agreement, you will not, for a period of one year after you are no longer employed by ISCC or Lifeline, solicit customers of ISCC or Lifeline directly or indirectly, either as a proprietor, stockholder, partner, officer, employee, or otherwise of any other entity engaged in the stem cell business in the United States, producing and/or selling same or substantially similar products and services as ISCC or Lifeline produces and/or sells at such time your employment with ISCC and/or Lifeline may terminate.

10.
In the event of any lawsuit or charge filed with an administrative agency, or other form of litigation brought against or involving you as a result of alleged activity, negligence, or any other conduct by you in connection with your duties and responsibilities on behalf of ISCC or Lifeline, ISCC shall provide and pay for legal defense on your behalf, as well as indemnify you against any judgment or other liability that may result from such proceedings unless such activity or conduct represented willful misconduct on your part.

11.
You will be required to sign an Employee Proprietary Information Agreement as well as the necessary tax and benefit enrollment forms before starting full time employment. You will also be required to provide proof of your identity and authorization to work in the United States as required by Federal immigration laws.

12.
Jeffrey, we look forward to you joining our effort and hope the opportunity will be mutually rewarding. To confirm that you agree to the terms stated in this letter, please sign, date and return the enclosed copy of this letter.

Sincerely,
International Stem Cell Corporation
By:      /S/ KENNETH C. ADLRICH
Kenneth C. Aldrich
Chairman of the Board
This will acknowledge my acceptance of this offer of employment.

/S/ JEFFREY JANUS
Jeffrey Janus	Date: October 31, 2006